ADDENDUM NO. 1 TO INVESTMENT

ADVISORY AGREEMENT

THIS ADDENDUM (the “Addendum”) made as of December 15, 2025 is an addendum to the Investment Advisory Agreement (the “Agreement”) dated May 15, 2025, by and between The RBB Fund Trust (the “Fund”) and Twin Oak ETF Company (the “Investment Adviser”).

WHEREAS, the Fund has appointed the Investment Adviser to act as investment adviser for each series of the Fund set forth on Exhibit A to the Agreement for the compensation set forth on Exhibit A to the Agreement; and

WHEREAS, the Fund has notified the Investment Adviser that it has established five new series, namely the Twin Oak Enhanced Equity ETF, Twin Oak Enhanced Fixed Income ETF, Twin Oak Global Equity ETF, Twin Oak Strategic Solutions ETF and Twin Oak Hedged Opportunities ETF (each a “Portfolio”), and that it desires to retain the Investment Adviser to act as investment adviser for the Portfolios, and the Investment Adviser has notified the Fund that it is willing to serve as investment adviser to the Portfolios as of the date of the effectiveness of the Post-Effective Amendment to the Fund’s Registration Statement on Form N-1A related to the Portfolios (the “Effective Date”).

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Exhibit A to the Agreement is hereby amended and restated in its entirety, as provided on Appendix 1 attached hereto, as of the Effective Date.

2.	The Agreement shall become effective with respect to the Portfolios as of the Effective Date and, unless sooner terminated as provided in the Agreement, shall continue with respect to the Portfolios until August 16, 2027. Thereafter, if not terminated, the Agreement shall continue with respect to a Portfolio for successive annual periods ending on August 16, provided such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio; provided, however, that this Agreement may be terminated with respect to a Portfolio by the Fund at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio, on 60 days’ prior written notice to the Investment Adviser, or by the Investment Adviser at any time, without payment of any penalty, on 60 days’ prior written notice to the Fund. The Agreement will immediately terminate in the event of its assignment.

3.	From and after the Effective Date, the term “Portfolios” as used in the Agreement shall be deemed to include the Portfolios. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement.

4.	Except to the extent supplemented hereby, the Agreement shall remain unchanged and in full force and effect.

5.	This Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

THE RBB FUND TRUST

By:	/s/ Steven Plump
Name:	Steven Plump
Title:	President

Twin Oak ETF Company

By:	/s/ Zachary Wainwright
Name:	Zachary Wainwright
Title:	CEO

EXHIBIT A

TO THE

INVESTMENT ADVISORY AGREEMENT

Portfolio	Effective Date of Investment Advisory Services	Annual Rate
Twin Oak Active Opportunities II ETF	May 15, 2025	0.90%
Twin Oak Active Opportunities III ETF	May 15, 2025	0.90%
Twin Oak Endure ETF	May 15, 2025	0.75%
Twin Oak Enhanced Equity ETF	December 15, 2025	0.99%
Twin Oak Enhanced Fixed Income ETF	December 15, 2025	0.45%
Twin Oak Global Equity ETF	December 15, 2025	0.75%
Twin Oak Strategic Solutions ETF	December 15, 2025	0.75%
Twin Oak Hedged Opportunities ETF	December 15, 2025	0.99%